Exhibit 99.3

ECOLAB
ECOLAB
ECOLAB
UAG

Second Quarter 2022 Teleconference

Ecolab's webcast, including the quarterly earnings announcement, discussion and related presentation slides, is available to the public on Ecolab's website at www.ecolab.com/investor. Replays of this and prior webcasts and related materials are available at that site.

ECOLAB SECOND QUARTER 2022

Overview

Strong double-digit sales growth, driven by accelerating total pricing, good volume leverage and further new business wins was more than offset by continued substantial delivered product cost inflation, investments in the business, and unfavorable currency translation in a rapidly changing global operating environment.

◢	Sales:
◾	Sales growth remained very strong with reported sales +13%, fixed currency sales +17%, and acquisition adjusted fixed currency sales +13% from the year-ago period. Total pricing accelerated to +9%, up from +5% in the first quarter, driven by higher structural pricing and the implementation of the energy surcharge.
◾	Delivered double-digit growth in the Institutional & Specialty, Industrial and Other segments. Acquisition adjusted Healthcare & Life Sciences segment sales improved sequentially but were flat versus the prior year as double-digit growth in Life Sciences was offset by modestly lower Healthcare sales.
◢	Earnings:
◾	Reported diluted EPS $1.08, flat versus last year.
◾	As expected, adjusted diluted EPS excluding special gains and charges and discrete tax items were $1.10, -10%. Adjusted diluted EPS includes $0.06 per share of unfavorable currency translation and $0.06 per share of Purolite amortization.
◢	Outlook:
◾	We expect to see sequentially improving performance in the second half, though full year earnings growth will be impacted by increasing currency translation headwinds (now estimated to be $0.30 per share unfavorable for the full year) and the timing of the second quarter energy surcharge. As we prepare for a potentially more challenging macroeconomic environment, our primary focus will now shift to new business development to support our strong topline momentum.
◾	We look for the third quarter to show continued strong sales growth and a sequentially narrowing decline in year-over-year adjusted diluted earnings per share comparisons, reflecting an estimated $0.10 per share impact from unfavorable currency translation and potentially softer volume growth as our team shifts their focus to new business.
◾	With total pricing expected to reach the low double-digit level, further new business wins, breakthrough innovation and productivity benefits, we expect the fourth quarter to show accelerating earnings growth, resulting in modest gains in full year 2022 adjusted earnings per share. Importantly, we expect to exit the year in a strong position to get back to more traditional Ecolab-like performance going forward.

SUMMARY

Ecolab’s strong topline momentum continued in the second quarter as fixed currency acquisition adjusted sales rose 13%, driven by accelerating total pricing, good volume leverage and further new business wins. We enjoyed robust double-digit sales growth in our Institutional & Specialty, Industrial and Other segments, while acquisition adjusted Healthcare & Life Sciences segment results improved sequentially but were flat compared to the year-ago period as double-digit growth in Life Sciences was offset by modestly lower Healthcare sales. Acquisition adjusted sales increased double-digits across all major regions.

The expected decline in earnings was driven by $0.06 per share of unfavorable currency translation and $0.17 per share of net impact due to the time lag between a full quarter of incremental energy costs, following the Ukraine invasion, and the progressive implementation of the energy surcharge that started on April 1. Delivered product costs increased an estimated 30% versus last year, up from the first quarter’s 25% increase. Importantly, our team continues to respond very well to the inflationary challenges as they effectively worked with customers during the quarter to roll-out our energy surcharge. By accelerating structural pricing and executing our energy surcharge, our total pricing increased to 9%, up from 5% last quarter. Importantly, our total pricing exceeded delivered product cost inflation in the last month of the quarter. This helped to sequentially stabilize our gross margin.

Looking ahead, with the energy surcharge mechanism implemented, our total pricing is expected to keep us ahead of inflation, resulting in easing year-over-year gross margin pressure in the second half. As we prepare for a potentially more challenging macroenvironment, our primary focus is shifting to new business development to support our strong topline momentum, though this shift will naturally take some time to fully develop. At the same time, we are continuing to invest in our key long-term business drivers and leverage our ongoing digital automation work to drive our performance, productivity and improved results for customers. With this, we expect to see sequentially improving performance in the second half, though full year earnings growth will be impacted by increasing currency translation headwinds (now estimated to be $0.30 per share unfavorable for the full year) and the timing lag of the second quarter energy surcharge. We look for the third quarter to show continued strong sales growth and a sequentially narrowing decline in year-over-year adjusted diluted earnings per share comparisons, reflecting an estimated $0.10 per share impact from unfavorable currency translation and potentially softer volume growth as our team shifts their focus to new business. With total pricing expected to reach the low double-digit level, further new business wins, breakthrough innovation and productivity benefits, we expect the fourth quarter to show accelerating earnings growth, resulting in modest gains in full year 2022 adjusted earnings per share. Importantly, we expect to exit the year in a strong position to get back to more traditional Ecolab-like performance going forward.

While the global economic environment remains complex and is uncertain, we are confident in our positioning and the resiliency of our model. Our well-balanced portfolio serves a $152 billion market, comprised of the essential food, water, healthcare and life sciences industries. Our strong and differentiated value proposition – providing the leading products and expert service that deliver the best results and lowest operating costs for customers – is more important than ever, and we have further strengthened our business portfolio, competitive position and unique capabilities to best serve our customers. Further, 90% of our revenue comes from consumable products that are critical to our customers’ operations.

Our new focus areas, including life sciences and data centers, are well-positioned to drive growth and global leadership; and our leading digital capabilities continue to develop and add competitive advantages. With our firm pricing execution that is overcoming inflationary headwinds and ultimately driving higher margins, we expect to continue to leverage the favorable long-term macro trends and our robust growth opportunities to drive superior results for our customers and shareholders.

CONSOLIDATED SALES

Consolidated sales	% Change
Volume & mix	4%
Pricing	9%
Subtotal	13%
Acq./Div.	4%
Fixed currency growth	17%
Currency impact	(3)%
Total	13%

Ecolab’s second quarter reported sales increased 13% when compared to the year ago period. Fixed currency sales increased 17%. Looking at the components, consolidated volume and mix increased 4%, total pricing increased 9% and acquisitions added 4% to sales growth. Currency was an unfavorable 3%.

GLOBAL INDUSTRIAL SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	13%	11%
Food & Beverage	13%	13%
Downstream	10%	10%
Paper	17%	17%
Total Global Industrial	13%	13%

WATER

Fixed currency Water sales increased 13%; acquisition adjusted sales increased 11% reflecting accelerating total pricing and new business wins. Light industry water treatment sales enjoyed strong growth, driven by double-digit growth across manufacturing, data centers and microelectronics, and food and beverage. Heavy industry sales also recorded a strong increase, led by strong gains in power and chemicals. Mining showed very strong growth, benefiting from our strategic shift toward high-value metals and fertilizers.

The impact of increasing water demand, its growing quality and availability issues and the resulting rising costs continue to be a critical issue for our customers, and one that Ecolab is uniquely positioned to help them solve. Our new business wins remain strong as we utilize our unique ability to provide innovative chemistry solutions and integrated digital technologies and service expertise that help customers reduce water consumption toward net zero and meet their sustainability objectives. Further, we remain aggressive on pricing to offset increasing delivered product costs. We expect further strong sales growth in the third quarter driven by increased total pricing and new business wins.

FOOD & BEVERAGE

Fixed currency Food & Beverage sales increased 13%, reflecting accelerating total pricing and stable end market trends. Growth was led by very strong gains in animal health while beverage and brewing, dairy, protein and food also all grew at double-digit rates. Fixed currency sales growth was strong across all regions.

We anticipate strong sales growth led by further strong pricing in the third quarter.

DOWNSTREAM

Downstream fixed currency sales grew 10%, driven by accelerating total pricing, good new business wins, strong growth in additives, and good gains in petrochemical sales. Fixed currency sales showed robust growth in Europe, Asia Pacific and Latin America, and moderate growth in North America.

We expect continued strong growth in the third quarter, driven by further pricing and new business wins.

PAPER

Paper fixed currency acquisition adjusted sales recorded another strong gain, rising 17%, driven by accelerating total pricing and good new business wins. Board & packaging sales remained strong, with tissue and graphics also showing strong growth reflecting new business and the continued recovery of production rates. Fixed currency sales growth remained strong in all regions.

We expect Paper to show continued sales growth above its long-term trend in the third quarter of 2022, reflecting further strong pricing, growth in board & packaging and tissue, and normalizing demand for graphic paper.

GLOBAL INDUSTRIAL SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Global Industrial Op. Inc.	$227.0	13.3%	$251.3	16.7%	(10)%
Acq./Div. Adj. Op. Inc.	$225.7	13.3%	$251.3	16.7%	(10)%

Acquisition adjusted fixed currency operating income decreased 10% as accelerating total pricing was more than offset by significantly higher delivered product costs and unfavorable mix.

GLOBAL INSTITUTIONAL & SPECIALTY SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Global Institutional & Specialty	% Change	% Change
Institutional	23%	23%
Specialty	5%	5%
Total Global Institutional & Specialty	18%	18%

INSTITUTIONAL

Fixed currency sales for the global Institutional business increased 23%. The strong growth was driven by improved volume, accelerating total pricing, good new business wins, and new innovation, which together successfully leveraged global market trends that modestly improved through the quarter. Europe and Latin America showed very strong growth benefiting from increased consumer traffic and in-unit dining relative to last year and new business wins. Our North American business continued its very strong growth driven by robust volume gains and further new account wins as it outpaced still-recovering in-unit restaurant dining and lodging trends. Asia Pacific sales showed good growth, as softer trends in China due to significantly increased COVID restrictions were more than offset by strong growth in other parts of the region.

We have continued to work aggressively to support our customers through this difficult environment, as well as assure our long-term value drivers remain robust. Our advanced products and programs, including hospital-grade disinfectants, and our expert service to help solve customer problems have continued to be significant differentiators for us and remain important factors in our new business wins. These products and programs, many of which offer faster and more efficient cleaning processes and thereby reduce the labor required and the total cost to clean, are helping customers manage more effectively in the current labor market and inflationary challenges.

While customer labor availability issues continue to impact our customers’ operating capacity, further delaying the full recovery in the global restaurant and hospitality markets, we expect our continued new business gains and further pricing will result in another strong performance by Institutional in the third quarter.

SPECIALTY

Second quarter Specialty fixed currency sales increased 5%, driven by strong quickservice sales and modest growth in food retail sales. Quickservice sales showed a strong gain versus last year as accelerating total pricing, new business wins and growth in core cleaning and sanitizing sales continued to drive momentum, despite an uneven recovery in end market traffic. Food retail sales grew modestly reflecting good new business wins, though customer labor shortages continued to impact in-store services and associated cleaning and sanitizing product usage.

We expect third quarter Specialty sales to show improved growth as quickservice and food retail benefit from further pricing, new customer wins, our broad range of innovative products and service expertise, and further normalization of demand.

INSTITUTIONAL & SPECIALTY SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Global Institutional & Specialty Op. Inc.	$152.6	13.4%	$137.7	14.3%	11%
Acq./Div. Adj. Op. Inc.	$152.6	13.4%	$137.7	14.3%	11%

Acquisition adjusted fixed currency operating income increased 11% as accelerating total pricing and strong volume growth overcame higher delivered product costs and investments in the business.

GLOBAL HEALTHCARE & LIFE SCIENCES SALES

	Fixed Rate	Acq./Div. Adj.
Global Healthcare & Life Sciences	% Change	% Change
Healthcare	(1)%	(3)%
Life Sciences	171%	10%
Total Global Healthcare & Life Sciences	37%	0%

HEALTHCARE

As expected, reported second quarter global Healthcare fixed currency sales declined 1% versus the prior year. Acquisition adjusted sales declined 3%, as good growth in North America sales was more than offset by a slower recovery in Europe.

We expect improving sales trends in the third quarter, reflecting accelerating pricing, along with the continued normalization of elective procedures and healthcare facility operations. We believe with our broadened product line, ongoing product innovation, digital tools and proven service value will drive improved sales growth in the third quarter and that the business remains well-positioned for attractive long-term growth.

LIFE SCIENCES

Life Sciences’ second quarter reported sales increased 171% reflecting the acquisition of Purolite; acquisition adjusted fixed currency sales increased 10%. Legacy Ecolab Life Sciences’ growth was driven by accelerating total pricing and good new customer gains. Similar to the first quarter, Purolite sales showed modest growth due to its capacity still being sold-out through the third quarter, though robust demand for its innovative solutions continues to rise.

We anticipate accelerating sales growth through the balance of the year as market fundamentals remain strong and Purolite’s capacity expansion comes online later this year. Demand for our specialized products and services that help ensure safe, efficient, and effective manufacturing facilities for our pharmaceutical and personal care customers remains robust. We look for Life Sciences to show continued strong growth in the third quarter, benefiting from increased pricing and new business wins. While Purolite’s short-term capacity constraints will continue to impact the third quarter, we expect sales growth to accelerate later in the year, driven by further pricing and capacity additions.

HEALTHCARE & LIFE SCIENCES SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Global Healthcare & Life Sciences Op. Inc.	$58.5	14.6%	$46.1	15.8%	27%
Acq./Div. Adj. Op. Inc.	$28.6	9.8%	$46.1	15.8%	(38)%

Acquisition adjusted fixed currency operating income decreased 38% as accelerating total pricing was more than offset by higher delivered product costs, lower volume and investments in the business.

OTHER SEGMENT SALES

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	11%	11%
Textile Care	25%	25%
Colloidal Technologies	17%	17%
Total Other	14%	14%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 11% reflecting strong growth across food retail, hospitality, restaurants and food and beverage. We realized continued robust new business wins driven by our high service levels, innovation, and increased awareness around food safety and hygiene standards. Regionally, North America delivered double-digit growth, Europe showed a solid increase, and Asia Pacific and Latin America sales rose modestly.

We expect Pest Elimination to show strong growth in the third quarter as we benefit from new customer wins and leverage our ongoing innovation and enhanced digital offerings to further extend our competitive advantages.

OTHER MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2022	% sales	2021	% sales	% change
Other Op. Inc.	$52.0	15.2%	$50.8	16.9%	2%
Acq./Div. Adj. Op. Inc.	$52.0	15.2%	$50.8	16.9%	2%

Acquisition adjusted fixed currency operating income increased 2% as accelerating total pricing and volume gains overcame higher delivered product costs and investments in the business.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2022	% sales	2021	% sales	% change
Gross Profit	$1,369.5	38.2%	$1,318.7	41.7%	4%
Gross Profit (adj.)	$1,371.2	38.3%	$1,322.4	41.8%	4%

Second quarter gross margins adjusted for special charges decreased 350 basis points versus last year’s adjusted margin, primarily reflecting accelerating total pricing that was more than offset by a 30% increase in delivered product costs. Importantly, our total pricing exceeded delivered product cost inflation in the last month of the quarter and as a result, we expect year-over-year gross margin pressure to ease in the second half.

($ millions, unaudited)	2022	% sales	2021	% sales	% change
SG&A	$940.1	26.3%	$853.3	27.0%	10%

The second quarter SG&A ratio to sales improved by 70 basis points as sales leverage and cost savings more than offset investments in the business to support good volume growth.

($ millions, unaudited)	2022	% sales	2021	% sales	% change
Operating Income	$425.8	11.9%	$447.8	14.2%	(5)%
Fixed Currency Operating
Income (adj.)	$437.5	12.1%	$456.3	14.8%	(4)%
Fixed Currency Operating
Income (acq./div. adj.)	$429.0	12.4%	$456.3	14.9%	(6)%

Adjusted fixed currency operating income decreased 4%, as accelerating total pricing and volume growth were more than offset by substantially higher delivered product costs and investments in the business.

CORPORATE EXPENSE

($ millions - unaudited)	2022	2021
Corporate
Nalco and Purolite amortization	($52.6)	($29.6)
Special Gains/(Charges)	(5.3)	(21.3)
Total Corporate Expense	($57.9)	($50.9)

Second quarter of 2022 corporate segment includes:

●	sales of $34 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $30 million related to the Nalco merger intangible assets and $23 million related to Purolite acquisition intangible assets
●	net special charges of $5 million that primarily reflected Purolite acquisition costs

Special gains and charges for the second quarter of 2021 were a net charge of $21 million and primarily included COVID-related charges and restructuring charges.

INTEREST, TAX RATE, SHARES AND CONSOLIDATED INCOME

Reported interest expense increased 23% as interest on new debt issued to fund the Purolite acquisition was partially offset by benefits from debt refinancing transactions completed last year.

The reported income tax rate for the second quarter of 2022 was 19.7% compared with the reported rate of 21.5% for the second quarter of 2021. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the second quarter of 2022 was 19.2% compared with 19.3% for the second quarter of 2021.

The net of this performance is that Ecolab reported second quarter diluted earnings per share of $1.08, flat versus the prior year. When adjusted for special gains and charges and discrete tax items, second quarter adjusted diluted earnings per share were $1.10, -10% compared with $1.22 reported a year ago. Adjusted diluted earnings per share include $0.06 of Purolite amortization. Currency translation had a $0.06 unfavorable impact on second quarter 2022 earnings per share.

Ecolab reacquired approximately 0.7 million shares of its common stock during the second quarter of 2022 as a part of the previously announced share repurchase program.

BALANCE SHEET, CASH FLOW AND LEVERAGE

(unaudited)	June 30
($ millions)	2022	2021
Cash and cash eq.	$124.9	$1,402.4
Accounts receivable, net	2,668.0	2,331.0
Inventories	1,720.7	1,418.5
Other current assets	391.4	335.5
PP&E, net	3,264.0	3,077.9
Goodwill and intangibles	11,966.5	9,097.8
Other assets	1,028.1	870.6
Total assets	$21,163.6	$18,533.7

Short-term debt	$618.3	$17.3
Accounts payable	1,524.8	1,213.3
Other current liabilities	1,662.9	1,649.7
Long-term debt	8,167.8	6,708.9
Pension/Postretirement	838.0	1,046.6
Other liabilities	1,233.4	1,161.6
Total equity	7,118.4	6,736.3
Total liab. and equity	$21,163.6	$18,533.7

	Six Months Ended
(unaudited)	June 30
($ millions)	2022	2021
Cash from op. activities	$492.5	$798.3
Depreciation	311.2	303.9
Amortization	158.2	116.7
Capital expenditures	317.5	245.6

SUMMARY

In summary, our business continued to show very strong sales growth in the second quarter driven by rapidly accelerating pricing, good volume gains and further new business wins. Our total pricing nearly doubled from first quarter levels and exceeded delivered product cost inflation in the last month of the quarter.

We believe that our total pricing will reach low-double digit levels, resulting in easing year-over-year gross margin pressure in the coming quarters. This, along with further new business wins and benefits from innovation and digital automation, are expected to result in sequentially improving performance in the second half, resulting in modest growth in full year 2022 adjusted earnings per share. Importantly, we expect to exit the year in a strong position to get back to more traditional Ecolab-like performance going forward.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,”

“are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding global economic conditions, inflation, currency translation, supply constraints, capacity expansion and end market trends, and our financial and business performance and prospects, including sales, earnings, pricing, margins, new business, innovation and productivity. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; difficulty in procuring raw materials or fluctuations in raw material costs; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; information technology infrastructure failures or breaches in data security; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics in the wake of the COVID-19 pandemic; exposure to global economic, political and legal risks related to our international operations, including the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; realization of anticipated benefits of the Purolite acquisition; our ability to acquire complementary businesses and to effectively integrate such businesses; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

NON-GAAP FINANCIAL INFORMATION

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2022. We also provide our segment results based on public currency rates for information purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite mergers or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2022 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2022	2021	2022	2021

Net sales
Reported GAAP net sales	$3,580.6	$3,162.7	$6,847.3	$6,047.7
Effect of foreign currency translation	35.6	(70.1)	24.3	(146.8)
Non-GAAP fixed currency sales	3,616.2	3,092.6	6,871.6	5,900.9
Effect of acquisitions and divestitures	(151.2)	(34.5)	(293.7)	(67.3)
Non-GAAP acquisition adjusted fixed currency sales	$3,465.0	$3,058.1	$6,577.9	$5,833.6

Cost of Sales
Reported GAAP cost of sales	$2,211.1	$1,844.0	$4,284.5	$3,556.0
Special (gains) and charges	1.7	3.7	54.6	23.3
Non-GAAP adjusted cost of sales	$2,209.4	$1,840.3	$4,229.9	$3,532.7

Gross Margin
Reported GAAP gross margin	38.2%	41.7%	37.4%	41.2%
Non-GAAP adjusted gross margin	38.3%	41.8%	38.2%	41.6%

Operating income
Reported GAAP operating income	$425.8	$447.8	$680.3	$745.1
Effect of foreign currency translation	6.4	(12.8)	3.6	(26.0)
Non-GAAP fixed currency operating income	432.2	435.0	683.9	719.1
Special (gains) and charges	5.3	21.3	82.3	53.7
Non-GAAP adjusted fixed currency operating income	437.5	456.3	766.2	772.8
Effect of acquisitions and divestitures	(8.5)	-	(6.0)	-
Non-GAAP acquisition adjusted fixed currency operating income	$429.0	$456.3	$760.2	$772.8

Operating Income Margin
Reported GAAP operating income margin	11.9%	14.2%	9.9%	12.3%
Non-GAAP adjusted fixed currency operating income margin	12.1%	14.8%	11.2%	13.1%
Non-GAAP acquisition adjusted fixed currency operating income margin	12.4%	14.9%	11.6%	13.2%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)	Second Quarter Ended		Six Months Ended
(millions, except percent and per share)	June 30		June 30
	2022	2021	2022	2021
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$308.3	$310.8	$480.2	$504.4
Special (gains) and charges, after tax	2.6	34.1	66.2	58.3
Discrete tax net expense (benefit)	3.7	7.7	4.7	23.8
Non-GAAP adjusted net income attributable to Ecolab	$314.6	$352.6	$551.1	$586.5
Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.08	$1.08	$1.67	$1.75
Special (gains) and charges, after tax	0.01	0.12	0.23	0.20
Discrete tax net expense (benefit)	0.01	0.02	0.02	0.08
Non-GAAP adjusted diluted EPS	$1.10	$1.22	$1.92	$2.03
Provision for Income Taxes
Reported GAAP tax rate	19.7%	21.5%	20.0%	23.0%
Special gains and charges	0.4	(0.4)	0.0	(0.3)
Discrete tax items	(0.9)	(1.8)	(0.7)	(3.2)
Non-GAAP adjusted tax rate	19.2%	19.3%	19.3%	19.5%
EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$1,121.3	$1,064.3
Provision for income taxes	240.2	$267.7
Interest expense, net	230.0	$280.5
Depreciation	611.7	$605.2
Amortization	280.2	$231.9
EBITDA	$2,483.4	$2,449.6
Special (gains) and charges impacting EBITDA	242.7	235.6
Adjusted EBITDA	$2,726.1	$2,685.2

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended June 30
(unaudited)	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,704.1	($7.2)	$1,696.9	$1,502.3	-	$1,502.3
Global Institutional & Specialty	1,135.1	-	1,135.1	963.5	-	963.5
Global Healthcare & Life Sciences	400.8	(110.1)	290.7	292.0	-	292.0
Other	342.3	-	342.3	300.3	-	300.3
Corporate	33.9	(33.9)	-	34.5	(34.5)	-
Subtotal at fixed currency rates	3,616.2	(151.2)	3,465.0	3,092.6	(34.5)	3,058.1
Currency impact	(35.6)			70.1
Consolidated reported GAAP net sales	$3,580.6			$3,162.7

Operating Income (loss)
Global Industrial	$227.0	($1.3)	$225.7	$251.3	-	$251.3
Global Institutional & Specialty	152.6	-	152.6	137.7	-	137.7
Global Healthcare & Life Sciences	58.5	(29.9)	28.6	46.1	-	46.1
Other	52.0	-	52.0	50.8	-	50.8
Corporate	(52.6)	22.7	(29.9)	(29.6)	-	(29.6)
Subtotal at fixed currency rates	437.5	(8.5)	429.0	456.3	-	456.3
Special (gains) and charges	5.3			21.3
Reported OI at fixed currency rates	432.2			435.0
Currency impact	(6.4)			12.8
Consolidated reported GAAP operating income	$425.8			$447.8

	Six Months Ended June 30
	2022			2021
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$3,261.1	($13.1)	$3,248.0	$2,887.2	-	$2,887.2
Global Institutional & Specialty	2,140.2	-	2,140.2	1,807.6	-	1,807.6
Global Healthcare & Life Sciences	763.4	(212.0)	551.4	573.1	-	573.1
Other	638.3	-	638.3	565.7	-	565.7
Corporate	68.6	(68.6)	-	67.3	(67.3)	-
Subtotal at fixed currency rates	6,871.6	(293.7)	6,577.9	5,900.9	(67.3)	5,833.6
Currency impact	(24.3)			146.8
Consolidated reported GAAP net sales	$6,847.3			$6,047.7

Operating Income (loss)
Global Industrial	$416.2	($2.1)	$414.1	$461.1	-	$461.1
Global Institutional & Specialty	263.4	-	263.4	199.6	-	199.6
Global Healthcare & Life Sciences	102.6	(49.5)	53.1	88.7	-	88.7
Other	89.2	-	89.2	83.1	-	83.1
Corporate	(105.2)	45.6	(59.6)	(59.7)	-	(59.7)
Subtotal at fixed currency rates	766.2	(6.0)	760.2	772.8	-	772.8
Special (gains) and charges	82.3			53.7
Reported OI at fixed currency rates	683.9			719.1
Currency impact	(3.6)			26.0
Consolidated reported GAAP operating income	$680.3			$745.1

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (1)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (2)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60	$1.08	$1.67
Adjustments:
Special (gains) and charges (3)	0.22	0.01	0.23
Discrete tax expense (benefits) (4)	0.00	0.01	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.82	$1.10	$1.92

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include COVID-19 related inventory write downs and employee-related costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.

(3) Special (gains) and charges for 2022 includes charges of $63.6 million and $2.6 million, net of tax, in the first and second quarters, respectively. Charges include acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2022 includes $1.0 million and $3.7 million in the first and second quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.